Exhibit 99.1

Deere & Company
One John Deere Place
Moline, IL 61265 USA
Phone: 309-765-8000 www.deere.com

NEWS RELEASE – May 17, 2005

For more information:

Ken Golden

Manager, Public Relations

Deere & Company

309-765-5678

DEERE DELIVERS 27% INCREASE IN SECOND-QUARTER EARNINGS

•      Quarterly net income hits record $604 million; sales and revenues up 13 percent.

•      Business-improvement efforts driving healthy operating leverage.

•      Company increases earnings projection for full year.

MOLINE, Illinois (May 17, 2005) — Deere & Company today announced worldwide net income of $604.0 million, or $2.43 per share, for the second quarter ended April 30, compared with $477.3 million, or $1.88 per share, for the same period last year. For the first six months, net income was a record $826.8 million, or $3.31 per share, compared with $648.1 million, or $2.56 per share, last year.

Worldwide net sales and revenues grew 13 percent to $6.621 billion for the second quarter and increased 15 percent to $10.748 billion for the first six months. Net sales of the equipment operations were $6.019 billion for the quarter and $9.546 billion for six months, compared with $5.296 billion and $8.208 billion for the corresponding periods last year.

Strong customer response to John Deere products and a continuing focus on operating efficiency are contributing to the company’s performance. “We’re continuing to add new customers worldwide who appreciate the quality and value of our advanced products and services,” said Robert W. Lane, chairman and chief executive officer. “At the same time, our efforts to hold the line on operating costs and asset levels are helping us deliver record financial results.”

Summary of Operations

Company equipment sales in the U.S. and Canada rose 13 percent for the quarter and 15 percent for the six months. Outside the U.S. and Canada, sales increased by 11 percent and 13 percent for the respective periods excluding currency translation and by 16 percent and 19 percent on a reported basis.

Deere’s equipment divisions reported operating profit of $856 million for the quarter and $1.118 billion for six months, compared with $726 million and $924 million last year. The improvements were primarily due to improved price realization, increased shipments, efficiencies related to stronger production volumes and lower postretirement benefit costs.  Partially offsetting these factors for both periods were higher raw material costs.

Deere’s asset-management efforts are continuing to yield positive results. Trade receivables and inventories at the end of the quarter were $7.280 billion, or 38 percent of previous 12-month sales, compared with $6.113 billion, or 40 percent of sales, a year ago.

Financial services operations reported net income of $74.5 million for the quarter and $162.5 million for six months versus $62.5 million and $142.0 million last year. The increases were primarily due to growth in the credit portfolio, reflecting strong demand for John Deere products, as well as a lower provision for credit losses, partially offset by lower financing spreads. Last year, Deere’s credit operations benefited from gains on retail notes sold during the quarter and first six months. Also included in financial services results were improved health-care underwriting margins for both periods.

Company Outlook

Deere’s net income is now projected to be $1.55 billion to $1.6 billion for 2005 and in a range of $450 million to $475 million for the third quarter. Excluding the impact of currency translation, company equipment sales are expected to increase by 9 to 11 percent for the year and by 13 to 15 percent for the third quarter. Currency is forecast to add about two percentage points to sales for both periods. Production levels are expected to be down 7 to 9 percent in the second half of the year with most of the reduction occurring in the fourth quarter. The planned lower production rates are expected to bring down year-end trade receivable and inventory levels as company factories prepare for the introduction of new products in 2006. Production in the second half of last year was unusually high as a result of strong retail demand related in part to expiring tax incentives.

“Our efforts to build, and grow, a great business are moving ahead as planned and are driving our financial and operating performance to new levels,” Lane said. “We are also providing value to investors in the form of higher dividends and stock repurchases. As a result of these steps, we’re confident the company is in a good position to continue delivering exceptional financial results and solid investor returns over the long term.”

* * *

Equipment Division Performance

•      Agricultural Equipment. Division sales increased 17 percent for the quarter and 20 percent for six months. The increases were mainly due to higher shipments, reflecting continued strong retail demand, as well as improved price realization and the impact of currency translation. Operating profit was $488 million for the quarter and $651 million for six months, compared with $430 million and $516 million last year. The operating-profit improvements were primarily driven by higher worldwide sales, efficiencies related to stronger production volumes, and lower postretirement benefit costs. Improved price realization offset the increase in raw material costs for the quarter and largely offset the increase experienced year to date.

•      Commercial & Consumer Equipment. Sales declined 6 percent for the quarter and 7 percent for six months, reflecting the impact of unseasonably cold, wet weather on the sale of consumer riding lawn equipment during an important selling period. Operating profit was $135 million for the quarter and $133 million for six months, compared with $152 million and $171 million last year. Having a positive impact for the quarter and six months was improved price realization, which offset an increase in raw material costs.

•      Construction & Forestry. Division sales rose 28 percent for the quarter and 30 percent for six months reflecting strong activity at the retail level. Operating profit improved to $233 million for the quarter and $334 million for the year to date compared with $144 million and $237 million last year. The operating profit increases were mainly a result of higher sales and efficiencies related to stronger production volumes. Improved price realization offset higher raw material costs in both periods. Six-month operating profit last year included a $30 million pretax gain for the sale of an equipment rental company.

Market Conditions & Outlook

•      Agricultural Equipment. The U.S. farm sector is expected to remain in solid condition for the remainder of 2005 as a result of a high level of cash receipts, including increased government payments, and strong farmer balance sheets. Cash receipts are forecast to be near last year’s record total, while farm debt levels remain steady and land values continue to move up. Given these conditions, Deere expects industry retail sales in the U.S. and Canada to be up 5 to 10 percent for fiscal 2005 in comparison with last year.

In other parts of the world, industry retail sales in Western Europe are forecast to be down 5 percent for the year. Farmers in the region are expected to see good levels of income this year; however equipment sales in Spain and Portugal are being hurt by dry weather. In South America, industry sales are now forecast to be down about 40 percent, primarily due to conditions in Brazil, where negative factors include a weaker U.S. dollar, lower commodity prices, and increased input costs. In addition, drought conditions have had a negative impact on Brazilian soybean production.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be up 9 to 11 percent for the year excluding the impact of exchange rates. Currency is expected to add about three percentage points to the company’s farm-machinery sales for the year.

•      Commercial & Consumer Equipment. Sales of John Deere commercial and consumer equipment are now forecast to be flat to up 3 percent for the year. Increased shipments of commercial products are expected to offset weakness in consumer riding lawn equipment, where sales have gotten off to a slow start due to cold, wet weather. Deere’s commercial equipment sales are benefiting from the extensive product introductions of recent years.

•      Construction & Forestry.  Markets for construction equipment are experiencing further growth as a result of generally positive U.S. economic conditions and an increased level of spending on construction projects. These factors are expected to continue driving fleet replenishment by contractors and rental companies. Forestry markets in the U.S. and Canada have moderated in recent months. However, demand in other parts of the world has continued to grow. In this environment, Deere sales of construction and forestry equipment are forecast to rise by 18 to 20 percent for fiscal 2005.

•      Financial Services. Full-year net income is expected to be about $315 million, reflecting strong performance in the company’s credit operations and an improvement in health-care results.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $61.5 million for the quarter and $129.7 million for the year to date, compared with net income of $67.4 million and $136.7 million last year. Last year’s results benefited from gains on retail notes sold during the quarter and six months, while results for first-quarter and first six months of 2005 benefited from growth in the portfolio and a lower provision for credit losses, partially offset by lower financing spreads.

Net receivables and leases financed by JDCC were $15.260 billion at April 30, 2005, compared with $12.339 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $17.400 billion at April 30, 2005, compared with $15.448 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Market Conditions and Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence, including worldwide demand for agricultural products, world grain stocks, the growth of non-food uses for some crops, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), weather and soil conditions, real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs, international reaction to such programs, animal diseases (including bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust and aphids), harvest yields, availability of transport for crops and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political stability of global markets in which the Company operates; production and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; oil and energy prices and supplies; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; investor sentiment; inflation and deflation rates, interest rate levels and currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  Company results are also affected by changes in market values of investment assets and the level of interest rates, which impact postretirement benefit costs, and significant changes in health care costs.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in other filings with the Securities and Exchange Commission.

Second Quarter 2005 Press Release

(millions of dollars and shares except per share amounts)

	Three Months Ended April 30			Six Months Ended April 30
	2005	2004	% Change	2005	2004	% Change
Net sales and revenues:
Agricultural equipment net sales	$3,292	$2,816	+17	$5,302	$4,412	+20
Commercial and consumer equipment net sales	1,235	1,318	-6	1,758	1,888	-7
Construction and forestry net sales	1,492	1,162	+28	2,486	1,908	+30
Total net sales *	6,019	5,296	+14	9,546	8,208	+16
Credit revenues	343	324	+6	673	639	+5
Other revenues	259	257	+1	529	514	+3
Total net sales and revenues *	$6,621	$5,877	+13	$10,748	$9,361	+15

Operating profit (loss): **
Agricultural equipment	$488	$430	+13	$651	$516	+26
Commercial and consumer equipment	135	152	-11	133	171	-22
Construction and forestry	233	144	+62	334	237	+41
Credit	109	110	-1	235	227	+4
Other	6	(17)		15	(12)
Total operating profit *	971	819	+19	1,368	1,139	+20
Interest, corporate expenses and income taxes	(367)	(342)	+7	(541)	(491)	+10
Net income	$604	$477	+27	$827	$648	+28

Per Share:
Net income - basic	$2.46	$1.93	+27	$3.36	$2.63	+28
Net income - diluted	$2.43	$1.88	+29	$3.31	$2.56	+29

*      Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,800	$1,550	+16	$2,924	$2,465	+19
Operating profit	$253	$227	+11	$364	$335	+9

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**   Operating profit is income before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses.  However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended April 30, 2005 and 2004
(In millions of dollars and shares except per share amounts) Unaudited

	2005	2004
Net Sales and Revenues
Net sales	$6,019.2	$5,296.1
Finance and interest income	341.9	294.0
Health care premiums and fees	176.6	194.3
Other income	83.7	92.6
Total	6,621.4	5,877.0

Costs and Expenses
Cost of sales	4,541.6	3,983.3
Research and development expenses	170.4	150.6
Selling, administrative and general expenses	597.9	583.7
Interest expense	180.1	151.2
Health care claims and costs	142.4	180.7
Other operating expenses	94.1	85.7
Total	5,726.5	5,135.2

Income of Consolidated Group
Before Income Taxes	894.9	741.8
Provision for income taxes	297.2	262.6
Income of Consolidated Group	597.7	479.2

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.1	.2
Other	6.2	(2.1)
Total	6.3	(1.9)

Net Income	$604.0	$477.3

Per Share:
Net income - basic	$2.46	$1.93
Net income - diluted	$2.43	$1.88

Average Shares Outstanding:
Basic	245.4	247.7
Diluted	248.7	254.3

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Six Months Ended April 30, 2005 and 2004
(In millions of dollars and shares except per share amounts) Unaudited

	2005	2004
Net Sales and Revenues
Net sales	$9,545.7	$8,207.7
Finance and interest income	667.5	588.7
Health care premiums and fees	365.5	375.6
Other income	169.8	188.8
Total	10,748.5	9,360.8

Costs and Expenses
Cost of sales	7,307.6	6,277.7
Research and development expenses	319.7	288.8
Selling, administrative and general expenses	1,059.6	1,001.5
Interest expense	347.2	298.6
Health care claims and costs	294.5	331.3
Other operating expenses	179.5	158.9
Total	9,508.1	8,356.8

Income of Consolidated Group
Before Income Taxes	1,240.4	1,004.0
Provision for income taxes	417.0	355.1
Income of Consolidated Group	823.4	648.9

Equity in Income (Loss) of Unconsolidated Affiliates
Credit	.3	.3
Other	3.1	(1.1)
Total	3.4	(.8)

Net Income	$826.8	$648.1

Per Share:
Net income - basic	$3.36	$2.63
Net income - diluted	$3.31	$2.56

Average Shares Outstanding:
Basic	246.2	246.5
Diluted	249.8	253.0

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	April 30	October 31	April 30
	2005	2004	2004
Assets
Cash and cash equivalents	$3,056.7	$3,181.1	$2,995.7
Marketable securities	275.1	246.7	250.8
Receivables from unconsolidated affiliates	21.4	17.6	31.2
Trade accounts and notes receivable - net	4,389.6	3,206.9	3,887.1
Financing receivables - net	11,769.9	11,232.6	9,655.1
Restricted financing receivables - net	600.3
Other receivables	341.6	663.0	428.3
Equipment on operating leases - net	1,214.4	1,296.9	1,204.4
Inventories	2,890.0	1,999.1	2,226.2
Property and equipment - net	2,177.8	2,161.6	2,071.4
Investments in unconsolidated affiliates	109.7	106.9	109.2
Goodwill	973.8	973.6	928.4
Other intangible assets - net	21.0	21.7	255.5
Prepaid pension costs	2,652.7	2,493.1	60.8
Other assets	464.0	515.4	494.2
Deferred income taxes	597.3	528.1	1,249.2
Deferred charges	138.3	109.7	109.8
Total Assets	$31,693.6	$28,754.0	$25,957.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$5,364.0	$3,457.5	$3,076.9
Payables to unconsolidated affiliates	174.3	142.3	146.0
Accounts payable and accrued expenses	4,279.2	3,973.6	3,612.0
Health care claims and reserves	130.6	135.9	128.3
Accrued taxes	188.7	179.2	205.1
Deferred income taxes	61.8	62.6	29.2
Long-term borrowings	11,324.3	11,090.4	10,878.3
Retirement benefit accruals and other liabilities	3,431.0	3,319.7	3,140.7
Total liabilities	24,953.9	22,361.2	21,216.5
Stockholders’ equity	6,739.7	6,392.8	4,740.8
Total Liabilities and Stockholders’ Equity	$31,693.6	$28,754.0	$25,957.3

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Six Months Ended April 30, 2005 and 2004
(In millions of dollars) Unaudited

	2005	2004
Cash Flows from Operating Activities
Net income	$826.8	$648.1
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	4.6	34.5
Provision for depreciation and amortization	313.8	316.7
Undistributed earnings of unconsolidated affiliates	(2.3)	21.5
Provision (credit) for deferred income taxes	(72.0)	244.8
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(1,201.5)	(1,282.8)
Inventories	(982.4)	(707.7)
Accounts payable and accrued expenses	266.5	579.9
Retirement benefit accruals/prepaid pension costs	(52.3)	(829.8)
Other	148.3	(103.3)
Net cash used for operating activities	(750.5)	(1,078.1)

Cash Flows from Investing Activities
Collections of financing receivables	3,927.4	3,935.0
Proceeds from sales of financing receivables	51.5	1,593.0
Proceeds from maturities and sales of marketable securities	26.8	30.4
Proceeds from sales of equipment on operating leases	200.6	260.2
Proceeds from sales of businesses	46.0	78.7
Cost of financing receivables acquired	(4,935.8)	(5,144.5)
Purchases of marketable securities	(57.7)	(51.2)
Purchases of property and equipment	(182.4)	(140.6)
Cost of operating leases acquired	(136.0)	(117.4)
Acquisitions of businesses, net of cash acquired	(6.1)	(163.3)
Increase in receivables with unconsolidated affiliates		(14.9)
Other	25.2	16.6
Net cash provided by (used for) investing activities	(1,040.5)	282.0

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	976.5	(452.5)
Proceeds from long-term borrowings	1,480.1	802.8
Principal payments on long-term borrowings	(270.7)	(1,080.2)
Proceeds from issuance of common stock	96.6	216.5
Repurchases of common stock	(484.4)	(.2)
Dividends paid	(138.6)	(107.6)
Other	(.7)	(.6)
Net cash provided by (used for) financing activities	1,658.8	(621.8)

Effect of Exchange Rate Changes on Cash	7.8	29.1

Net Decrease in Cash and Cash Equivalents	(124.4)	(1,388.8)
Cash and Cash Equivalents at Beginning of Period	3,181.1	4,384.5
Cash and Cash Equivalents at End of Period	$3,056.7	$2,995.7

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2005	2004	2005	2004

Dividends declared	$.31	$.28	$.59	$.50
Dividends paid	$.28	$.22	$.56	$.44

(2)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30
	2005	2004	2005	2004

Net income	$604.0	$477.3	$826.8	$648.1

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	4.6	(35.5)	39.0	(12.8)

Unrealized gain (loss) on investments	.4	(9.9)	(.3)	(2.7)

Unrealized gain on derivatives	1.5	8.2	7.7	9.3

Comprehensive income	$610.5	$440.1	$873.2	$641.9

(4)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” (Deere & Company with Financial Services on the Equity Basis) include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis. The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit and health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2005 and 2004
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$6,019.2	$5,296.1
Finance and interest income	31.2	18.2	$384.3	$338.2
Health care premiums and fees			181.7	197.7
Other income	72.3	54.9	27.0	48.3
Total	6,122.7	5,369.2	593.0	584.2

Costs and Expenses
Cost of sales	4,545.7	3,986.0
Research and development expenses	170.4	150.6
Selling, administrative and general expenses	472.0	447.8	127.8	137.5
Interest expense	54.5	52.8	140.8	106.0
Interest compensation to Financial Services	58.3	54.8
Health care claims and costs			142.4	180.7
Other operating expenses	41.0	28.1	67.8	67.3
Total	5,341.9	4,720.1	478.8	491.5

Income of Consolidated Group
Before Income Taxes	780.8	649.1	114.2	92.7
Provision for income taxes	257.4	232.2	39.9	30.4
Income of Consolidated Group	523.4	416.9	74.3	62.3

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	71.0	72.9	.2	.2
Other	9.6	(12.5)
Total	80.6	60.4	.2	.2

Net Income	$604.0	$477.3	$74.5	$62.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Six Months Ended April 30, 2005 and 2004

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Net Sales and Revenues
Net sales	$9,545.7	$8,207.7
Finance and interest income	60.2	36.5	$741.5	$667.1
Health care premiums and fees			375.5	383.7
Other income	144.5	123.1	52.9	86.4
Total	9,750.4	8,367.3	1,169.9	1,137.2

Costs and Expenses
Cost of sales	7,315.4	6,284.2
Research and development expenses	319.7	288.8
Selling, administrative and general expenses	839.2	760.3	224.5	244.6
Interest expense	111.3	105.9	265.5	208.0
Interest compensation to Financial Services	104.6	99.4
Health care claims and costs			294.5	331.3
Other operating expenses	69.5	39.6	135.7	138.4
Total	8,759.7	7,578.2	920.2	922.3

Income of Consolidated Group
Before Income Taxes	990.7	789.1	249.7	214.9
Provision for income taxes	329.5	281.9	87.5	73.2
Income of Consolidated Group	661.2	507.2	162.2	141.7

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	152.8	149.3	.3	.3
Other	12.8	(8.4)
Total	165.6	140.9	.3	.3

Net Income	$826.8	$648.1	$162.5	$142.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	April 30 2005	October 31 2004	April 30 2004	April 30 2005	October 31 2004	April 30 2004

Assets
Cash and cash equivalents	$2,727.9	$2,915.1	$2,654.2	$328.8	$266.0	$341.6
Cash equivalents deposited with unconsolidated subsidiaries	236.0	224.4	213.8
Cash and cash equivalents	2,963.9	3,139.5	2,868.0	328.8	266.0	341.6
Marketable securities				275.1	246.7	250.8
Receivables from unconsolidated subsidiaries and affiliates	1,291.0	1,469.5	1,168.8	1.9	.7
Trade accounts and notes receivable - net	1,116.8	781.5	1,008.9	3,748.9	2,765.8	3,288.3
Financing receivables - net	11.1	64.7	45.5	11,758.8	11,167.9	9,609.5
Restricted financing receivables - net				600.3
Other receivables	216.0	498.4	225.8	125.6	164.6	202.4
Equipment on operating leases - net	1.0	8.9	10.7	1,213.4	1,288.0	1,193.6
Inventories	2,890.0	1,999.1	2,226.2
Property and equipment - net	2,123.0	2,112.3	2,025.7	54.8	49.4	45.7
Investments in unconsolidated subsidiaries and affiliates	2,314.5	2,250.2	2,396.8	4.4	4.1	3.6
Goodwill	973.8	973.6	928.4
Other intangible assets - net	21.0	21.6	255.3		.1	.2
Prepaid pension costs	2,636.7	2,474.5	60.3	16.0	18.6	.5
Other assets	201.1	206.2	205.5	262.9	309.1	288.7
Deferred income taxes	714.1	656.7	1,349.5			4.1
Deferred charges	114.8	86.8	87.7	25.1	23.7	23.7
Total Assets	$17,588.8	$16,743.5	$14,863.1	$18,416.0	$16,304.7	$15,252.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$551.2	$311.9	$599.3	$4,812.8	$3,145.6	$2,477.6
Payables to unconsolidated subsidiaries and affiliates	176.3	142.8	145.9	1,505.6	1,676.3	1,351.4
Accounts payable and accrued expenses	4,106.6	3,683.8	3,365.9	650.3	631.0	657.7
Health care claims and reserves				130.6	135.9	128.3
Accrued taxes	160.4	162.0	188.9	28.3	17.2	16.3
Deferred income taxes	11.5	35.9	5.2	167.1	155.3	128.4
Long-term borrowings	2,450.9	2,728.5	2,725.0	8,873.4	8,361.9	8,153.3
Retirement benefit accruals and other liabilities	3,392.2	3,285.8	3,092.1	38.7	33.9	48.6
Total liabilities	10,849.1	10,350.7	10,122.3	16,206.8	14,157.1	12,961.6
Stockholders’ equity	6,739.7	6,392.8	4,740.8	2,209.2	2,147.6	2,291.1
Total Liabilities and Stockholders’ Equity	$17,588.8	$16,743.5	$14,863.1	$18,416.0	$16,304.7	$15,252.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2005 and 2004

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2005	2004	2005	2004
Cash Flows from Operating Activities
Net income	$826.8	$648.1	$162.5	$142.0
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	2.0	1.3	2.7	33.3
Provision for depreciation and amortization	192.5	188.6	144.1	144.4
Undistributed earnings of unconsolidated subsidiaries and affiliates	(36.2)	(27.5)	(.3)	(.3)
Provision (credit) for deferred income taxes	(82.0)	257.1	9.9	(12.3)
Changes in assets and liabilities:
Receivables	(270.9)	(306.9)	37.1	(16.2)
Inventories	(883.8)	(630.9)
Accounts payable and accrued expenses	388.6	653.5	14.5	31.3
Other	186.6	(916.5)	(79.7)	(11.6)
Net cash provided by (used for) operating activities	323.6	(133.2)	290.8	310.6

Cash Flows from Investing Activities
Collections of receivables		33.2	12,359.8	10,714.9
Proceeds from sales of financing receivables			82.0	1,602.6
Proceeds from maturities and sales of marketable securities			26.8	30.4
Proceeds from sales of equipment on operating leases	5.3	.2	195.4	260.0
Proceeds from sales of businesses	46.0	78.7		.1
Cost of receivables acquired		(.1)	(14,502.2)	(13,031.0)
Purchases of marketable securities			(57.7)	(51.2)
Purchases of property and equipment	(173.5)	(123.8)	(8.9)	(16.8)
Cost of operating leases acquired			(269.2)	(221.2)
Acquisitions of businesses, net of cash acquired	(6.1)	(163.3)
Decrease in receivables with unconsolidated affiliates				274.3
Other	1.7	10.6	10.6	6.0
Net cash used for investing activities	(126.6)	(164.5)	(2,163.4)	(431.9)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(29.7)	35.7	1,006.4	(488.3)
Change in intercompany receivables/payables	175.7	(1,279.1)	(164.2)	930.5
Proceeds from long-term borrowings	6.3	1.1	1,473.8	801.8
Principal payments on long-term borrowings	(3.3)	(10.5)	(267.4)	(1,069.7)
Proceeds from issuance of common stock	96.6	216.5
Repurchases of common stock	(484.4)	(.2)
Dividends paid	(138.6)	(107.6)	(128.3)	(92.7)
Other	(.7)	(.6)	12.9
Net cash provided by (used for) financing activities	(378.1)	(1,144.7)	1,933.2	81.6

Effect of Exchange Rate Changes on Cash	5.5	23.0	2.2	6.1

Net Increase (Decrease) in Cash and Cash Equivalents	(175.6)	(1,419.4)	62.8	(33.6)
Cash and Cash Equivalents at Beginning of Period	3,139.5	4,287.4	266.0	375.2
Cash and Cash Equivalents at End of Period	$2,963.9	$2,868.0	$328.8	$341.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.